Exhibit 99.1

BULLDOG ANNOUNCES

MAJOR INSURANCE BREAKTHROUGH

Richmond, British Columbia, Canada - March 29, 2004 - Bulldog Technologies Inc. (OTCBB: BLLD) announces that the insurance underwriter, Royal & Sunalliance, has agreed to offer significant incentives for users of Bulldog's products.

Royal & Sunalliance of Mexico has agreed to grant significant reductions in insurance premiums and deductible amounts to all land based transportation companies that use Bulldog's BOSS™ (Bulldog Online Security System) products for as long as they are customers of Royal & Sunalliance.

Royal & Sunalliance has agreed to offer users of Bulldog's BOSS™ products the following incentives: 1) a 20% discount in their annual insurance premiums associated with theft; and 2) a reduction in the deductible associated with theft claims from the current deductible of 30% of the value of the shipment to 15% of the value of the shipment. This represents a reduction of the deductible amount of 50%.

Royal & Sunalliance is one of the world's leading multinational insurance groups. They have significant market positions in the UK, Scandinavia and Canada, and currently employs around 38,000 people, transact business in some 130 countries and have some 20 million customers around the globe.

Royal & Sunalliance focus on commercial and personal general insurance coverage and underwrite virtually all types of insurance with an emphasis on property, casualty, motor and household insurance. In some countries, principally in Scandinavia and Latin America, the company offers a range of life insurance and asset accumulation products as well as savings and pensions products. In addition, Royal & Sunalliance conduct complementary businesses in support of their insurance operations such as risk management services including claims management and loss control services in major markets around the globe.

For further information please visit Royal & Sunalliance on the World Wide Web at www.royalsunalliance.com.

Bulldog Technologies Inc. is a provider of wireless security systems for the cargo transportation industry. Bulldog has developed the Road BOSS™ (Bulldog Online Security System) for cargo transported in trailers, delivery trucks/vans, and sea containers, and the Yard BOSS™ for cargo stored in yards.

For further information, visit Bulldog on the World Wide Web at www.bulldog-tech.com.